Exhibit 2.1

FIRST ENERGY METALS LTD.

STOCK OPTION PLAN

1.	PURPOSE OF THE PLAN

The Company hereby establishes a stock option plan for directors, senior officers, Employees, Management Company Employees and Consultants (as such terms are defined below) of the Company and its subsidiaries (collectively "Eligible Persons"), to be known as the "2017 Stock Option Plan" (the "Plan"). The purpose of the Plan is to give to Eligible Persons, as additional compensation, the opportunity to participate in the success of the Company by granting to such individuals options, exercisable over periods of up to ten (10) years as determined by the board of directors of the Company, to buy shares of the Company at a price not less than the Market Price prevailing on the date the option is granted less the applicable discount, if any, permitted by the policies of the Exchange and approved by the Board.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings:

2.1	"Associate" means an "Associate" as defined in the TSX Policies.

2.2	"Black-Out Period" means a period of time during which, pursuant to the policies of the Company, trading in Shares or Options is prohibited or restricted.

2.3	"Board" means the Board of Directors of the Company as constituted from time to time.

2.4

"Change of Control" means the acquisition by any person or by any person and all Joint Actors, whether directly or indirectly, of voting securities (as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and its Joint Actors, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board.

2.5	"Company" means First Energy Metals Ltd. and its successors.

2.6	"Consultant" means a "Consultant" as defined in the TSX Policies.

2.7	"Consultant Company" means a "Consultant Company" as defined in the TSX Policies.

2.8	"Disability" means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)

being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b)	acting as a director or officer of the Company or its subsidiaries.

2.9	"Discounted Market Price" means, in respect of Shares on a particular Grant Date, the Market Price less the maximum discount permitted by the. Exchange.

2.10

"Disinterested Shareholder Approval" means approval by a majority of the votes attaching to shares voted at a meeting of shareholders of the Company, excluding the votes attaching to shares held by persons with an interest in the subject matter of the resolution, in accordance with TSX Policies.

2.11	"Eligible Persons" has the meaning given to that term in section 1 hereof.

2.12	"Employee" means an "Employee" as defined in the TSX Policies.

2.13	“Entity” means a “Company” as defined in the TSX Policies.

2.14	"Exchange" means the TSX Venture Exchange and, if applicable, any other stock exchange on which the Shares are listed.

2.15

Exchange Hold Period” has the meaning assigned to it from time to time in the TSX Policies which, as of the date of this Plan, define it to mean a four month resale restriction imposed by the Exchange on:

(i)	Listed Shares and securities convertible, exercisable or exchangeable into Listed Shares (including Options) issued by an Company to:

(A)	directors, officers and Promoters of the Company; or

(B)

to Persons holding securities carrying more than 10% of the voting rights attached to the Company’s securities both immediately before and after the transaction in which securities are issued, and who have elected or appointed or have the right to elect or appoint one or more directors or senior officers of the Company;

except in the case of securities whose distribution was qualified by a Prospectus or were issued under a securities exchange take-over bid, rights offering or pursuant to an amalgamation or other statutory procedure;

(ii)

Listed Shares issued to any Person at a price or deemed price that is at a discount of more than 10% to the applicable Market Price except in the case of securities whose distribution was qualified by a Prospectus or were issued under a securities exchange take-over bid, rights offering or pursuant to an amalgamation or other statutory procedure; and

(iii)	Options granted by an Company to any Person with an exercise price that is less than the applicable Market Price;

and capitalized terms used in this definition and not defined in this Option Plan have the meanings assigned to them in the TSX Policies.

2.16

"Expiry Date" means, in respect of an Option, the date set by the Board under paragraph 3.1 of the Plan as the last date on which such Option may be exercised, as may be extended in accordance with paragraph 4.5 of the Plan.

2.17	"Expiry Time" means, in respect of an Option, 4:00 p.m. Pacific Time on the Expiry Date of such Option.

2.18	"Grant Date" means, in respect of an Option, the date on which such Option is granted, as shall be specified in the Option Agreement for such Option.

2.19	"Insider" means an "Insider" as defined in the TSX Policies.

2.20	"Investor Relations Activities" means "Investor Relations Activities" as defined in the TSX Policies.

2.21	"Joint Actor" means a person "acting jointly or in concert" with another person as that phrase is interpreted in Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids.

2.22	"Management Company Employee" means a "Management Company Employee" as defined in the TSX Policies.

2.23

"Market Price" means, in respect of Shares on a particular Grant Date, the closing price per Share on the last day on which Shares were traded immediately prior to either: (a) the day on which the Company announces the grant of the Option; or (b) if the grant is not announced, on the Grant Date. If the Shares are not listed on any stock exchange, "Market Price" of Shares means the price per Share on the over-the-counter market determined by dividing the aggregate sale price of the Shares sold by the total number of such Shares so sold on the applicable market for the last day prior to the Grant Date.

2.24	"Option" means an option to purchase Shares granted pursuant to, or otherwise subject to, this Plan.

2.25	"Option Agreement" means an agreement, in the form attached hereto as Schedule "A", whereby the Company grants to an Optionee an Option.

2.26	"Optionee" means each of the Eligible Persons granted an Option pursuant to this Plan and their heirs, executors and administrators.

2.27

"Option Price" means the exercise price of an Option, being the per Share price at which the Optionee may acquire Option Shares pursuant to the exercise of such Option, such price to be specified in the Option Agreement for such Option, as may adjusted from time to time in accordance with the provisions of section 5.

2.28	"Option Shares" means the Shares which an Optionee may purchase under an Option.

2.29	“Person” means a “Person” as defined in the TSX Policies.

2.30	"Plan" means this 2017 Stock Option Plan.

2.31

"Shares" means the common shares in the capital of the Company as constituted on the Grant Date, provided that, in the event of any adjustment pursuant to section 5, "Shares" shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.32	"Securities Act" means the Securities Act, R.S.B.C. 1996, c.418, as amended, as at the date hereof.

2.33	"TSX Policies" means the policies included in the TSX Venture Exchange Corporate Finance Manual and "TSX Policy" means any one of them.

2.34

"Unissued Option Shares" means the number of Shares, at a particular time, which has been reserved for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 5, such adjustments to be cumulative.

2.35	"Vested" means that an Option has become exercisable in respect of a number of Option Shares by the Optionee pursuant to the terms of the Option Agreement.

3.	GRANT OF OPTIONS

3.1	Option Terms

Pursuant to paragraph 6.3 of the Plan, the Board shall have the authority to issue Options and set the terms of Options in accordance with the terms of the Plan and applicable policies of the Exchange.

The Board may from time to time authorize the issue of Options to Eligible Persons. The Option Price for each Option shall be not less than the Discounted Market Price on the Grant Date.

Options shall be subject to an Exhange Hold Period in circumstances prescribed by TSX Policies, and all Option Agreements relating to Options which are subject to an Exhange Hold Period, and certificates representing Option Shares issued pursuant to the exercise of such Options prior to the expiry of such Exchange Hold Period, shall bear the Exchange Hold Period legend as well as any legends required by applicable laws.

The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than ten (10) years after the Grant Date, subject to the operation of paragraph 4.5. Options shall not be assignable (or transferable) by the Optionee.

3.2	Previously Granted Options

In the event that on the date this Plan is implemented and effective (the "Effective Date") there are outstanding stock options (the "Pre-Existing Options") that were previously granted by the Company pursuant to any stock option plan in place prior to the Effective Date (a "Pre-Existing Plan"), all such Pre-Existing Options shall, effective as of the Effective Date, be governed by and subject to the terms of the Plan.

3.3	Limits on Shares Issuable on Exercise of Options

The maximum number of Option Shares which may be reserved for issuance pursuant to Options granted under this Plan and all of the Company's other previously established or proposed share compensation arrangements:

(a)

shall not, in aggregate, exceed that number which is equal to 10% of the Shares which are issued and outstanding on the relevant Grant Date; and for greater certainty, Shares which were previously subject to Options which have expired or been terminated on the relevant Grant Date shall not be included in such percentage calculation;

(b)

to any Eligible Person within a 12 month period shall not exceed 5% of the Shares which are issued and outstanding on the relevant Grant Date unless the Company has obtained Disinterested Shareholder Approval;

(c)	to any one Consultant within a 12 month period shall not exceed 2% of the Shares which are issued and outstanding on the relevant Grant Date;

(d)	to Eligible Persons employed by the Company to carry out Investor Relations Activities shall not, in aggregate, exceed 2% of the Shares which are issued and outstanding on the relevant Grant Date;

(e)	to Insiders as a group shall not exceed 10% of the Shares which are issued and outstanding on the relevant Grant Date unless the Company has obtained Disinterested Shareholder Approval; and

(f)	to Insiders within a 12 month period shall not exceed 10% of the Shares which are issued and outstanding on the relevant Grant Date unless the Company has obtained Disinterested Shareholder Approval;

and Options granted to Consultants rertained to carry out Investor Relations Activities must vest in stages over 12 months with no more than 25% of such Options becoming Vested in any three month period.

3.4	Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Company the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee.

In respect of Options granted to Employees, Consultants, Consultant Companies or Management Company Employees, the Company is representing herein and in the applicable Option Agreement that the Optionee is a bona fide Employee, Consultant, Consultant Company or Management Company Employee, as the case may be, of the Company or its subsidiary.

The execution of an Option Agreement by the Company shall constitute conclusive evidence that the Options issued thereunder have been awarded in compliance with this Plan.

4.	EXERCISE OF OPTION

4.1	When Options May be Exercised

Subject to paragraphs 4.3, 4.4 and 4.5, including, without limitation: (i) any restriction (including vesting requirements) on the number or percentage of Option Shares which may be purchased by the Optionee during any particular time period; (ii) any restriction on the exercise of Options pursuant to the requirements of a Black-Out Period or any regulatory authority having jurisdiction; and (iii) termination of the Option in accordance with the terms of the Plan, the unexercised portion of an Option may be exercised by the Optionee in whole or in part at any time after the Grant Date up to the Expiry Time and shall not be exercisable thereafter.

4.2	Manner of Exercise

The Option shall be exercisable by delivering to the Company written notice specifying the number of Option Shares in respect of which the Option is being exercised together with payment in full of the Option Price for each such Option Share by way of certified cheque, bank draft, money order or cash. Upon receipt of such notice and payment by the Company, there will be a binding contract for the issue of the Option Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Upon an Optionee exercising an Option and paying the Company the aggregate purchase price for the Option Shares in respect of which the Option has been exercised, the Company shall as soon as practicable issue and deliver a certificate representing the Shares so purchased.

4.3	Vesting of Option Shares

The Board, subject to the policies of the Exchange, may determine and impose terms upon which each Option shall become Vested in respect of Option Shares. Unless otherwise specified by the Board at the time of granting an Option, and subject to the other limits on Option grants set out in paragraph 3.3 hereof, all Options granted under the Plan shall vest and become exercisable in full upon grant, except Options granted to Consultants performing Investor Relations Activities, which Options must vest in stages over twelve months with no more than one-quarter of the Options vesting in any three month period. Notwithstanding the foregoing, in the event that a Pre-Existing Plan imposed vesting requirements on a Pre-Existing Option, such vesting requirements must be satisfied before any such Pre-Existing Options shall become Vested.

4.4	Ceasing to be an Eligible Person and Death

(a)	Death or Disability

If an Optionee (or: (a) in the case of an Optionee that is not an individual, the person that controls such Optionee; or (b) in the case of an Optionee that is a Consultant Company, all of the individuals who provide services to the Company or its subsidiaries on behalf of such Consultant Company) shall die, any Option held by such Optionee at the date of death shall be exercisable in whole or in part only by the person or persons to whom the rights of the Optionee under the Option shall pass by the will of the Optionee or the laws of descent and distribution for a period ending on the earlier of: (a) one year after the date of death of the Optionee; and (b) the Expiry Time in respect of the Option, and then only to the extent that such Optionee was entitled to exercise the Option at the date of death of such Optionee.

If the Optionee ceases to be an Eligible Person, due to his or her Disability or, in the case of an Optionee that is a company, the Disability of the person who provides management or consulting services to the Company or to any entity controlled by the Company, any Option held by such Optionee at the date of Disability shall be exercisable in whole or in part for a period ending on the earlier of: (a) one year after the date of Disability of the Optionee; and (b) the Expiry Time in respect of the Option, and then only to the extent that such Optionee was entitled to exercise the Option at the date of Disability of such Optionee.

(b)	Termination For Cause

If the Optionee ceases to be an Eligible Person as a result of "termination for cause" of such Optionee by the Company or its subsidiary (or in the case of an Optionee who is a Management Company Employee or Consultant, by the Optionee's employer), as that term is interpreted by the courts of the jurisdiction in which the Optionee is employed or engaged, any outstanding Option held by such

Optionee on the date of such termination, whether in respect of Option Shares that are Vested or not, shall be cancelled as of that date.

(c)	Early Retirement, Voluntary Resignation or Termination Other than For Cause

If the Optionee ceases to be an Eligible Person due to his or her retirement at the request of his or her employer earlier than the normal retirement date under the Company's retirement policy then in force, or due to his or her voluntary resignation, or to his or her termination by the Company or its subsidiary other than for cause (or, in the case of an Optionee who is a Management Company Employee or a Consultant, the termination of the company providing management or consultant services to the Company or its subsidiary), any outstanding Option then held by such Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of: (i) the Expiry Time; and (ii) the date that is 90 days (or 30 days if the Optionee was engaged in Investor Relations Activities) after the Optionee ceases to be an Eligible Person.

(d)	Spin-Out Transactions

If pursuant to the operation of sub-paragraph 5.3(c) an Optionee receives options (the "New Options") to purchase securities of another company (the "New Company") in respect of the Optionee's Options (the "Subject Options"), the New Options shall expire on the earlier of: (i) the Expiry Time of the Subject Options; (ii) if the Optionee does not become an Eligible Person in respect of the New Company, the date that the Subject Options expire pursuant to sub-paragraph 4.4(a), (b) or (c), as applicable; (iii) if the Optionee becomes an Eligible Person in respect of the New Company, the date that the New Options expire pursuant to the terms of the New Company's stock option plan that correspond to sub-paragraphs 4.4(a), (b) or (c) hereof; and (iv) the date that is one (1) year after the Optionee ceases to be an Eligible Person in respect of the New Company or such shorter period as determined by the Board.

(e)	Interpretation

For purposes of this paragraph 4.4, the dates of death, Disability, termination, retirement, voluntary resignation, ceasing to be an Eligible Person and incapacity shall be interpreted to be without regard to any period of notice (statutory or otherwise) or whether the Optionee or his or her estate continues thereafter to receive any compensatory payments from the Company or is paid salary by the Company in lieu of notice of termination.

For greater certainty, an Option that had not become Vested in respect of certain Unissued Option Shares at the time that the relevant event referred to in this paragraph 4.4 occurred, shall not be or become vested or exercisable in respect of such Unissued Option Shares and shall be cancelled.

4.5	Extension of Expiry Date During Black-Out Period

If the Expiry Date in respect of any Option occurs during or within five (5) trading days following a Black-Out Period imposed by the Company, the Expiry Date of the Option shall be automatically extended to the date that is ten (10) trading days following the end of such Black-Out Period (the "Extension Period"); provided that if an additional Black-Out Period is subsequently imposed by the Company during the Extension Period, then such Extension Period shall be deemed to commence following the end of such additional Black-Out Period to enable the exercise of such Options within ten (10) trading days following the end of the last imposed Black-Out Period.

4.6	Effect of a Take-Over Bid

If a bona fide offer (an "Offer") for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon (subject to the approval of the Exchange) all Option Shares subject to such Option will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Option Shares received upon such exercise, or in the case of sub-paragraph (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become Vested pursuant to paragraph 4.3 shall be reinstated. If any Option Shares are returned to the Company under this paragraph 4.6, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

4.7	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Board may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan, Vested, and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer, provided that any accelerated vesting of Options granted to Consultants performing Investor Relations Activities shall be subject to the prior written approval of the Exchange. The Board shall give each Optionee as much notice as possible of the acceleration of the Options under this paragraph, except that not less than 5 business days’ and not more than 35 days’ notice is required.

4.8	Compulsory Acquisition or Going Private Transaction

If and whenever, following a take-over bid or issuer bid, there shall be a compulsory acquisition of the Shares of the Company pursuant to Division 6 of the Business Corporations Act (British Columbia) or any successor or similar legislation, or any amalgamation, merger or arrangement in which securities acquired in a formal take-over bid may be voted under the conditions described in Section 8.2 of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions, then following the date upon which such compulsory acquisition, amalgamation, merger or arrangement is effective, an Optionee shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Shares to which such Optionee was theretofore entitled to purchase upon the exercise of his or her Options, the aggregate amount of cash, shares, other securities or other property which such Optionee would have been entitled to receive as a result of such bid if he or she had tendered such number of Shares to the take-over bid.

4.9	Effect of a Change of Control

If a Change of Control occurs, all Option Shares subject to each outstanding Option will become Vested, whereupon such Option may be exercised in whole or in part by the Optionee, subject to the approval of the Exchange, if necessary.

4.10	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company (including, in the case of a Management Company Employee or Consultant, termination of the company providing such management or consulting services to the Company or its subsidiary), the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

4.11	Shares Not Acquired

Any Unissued Option Shares not acquired by an Optionee under an Option which has expired may be made the subject of a further Option pursuant to the provisions of the Plan.

5.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1	Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a "Share Reorganization") then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)

a fraction, the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)

the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in clause (a)(ii).

5.2	Special Distribution

Subject to the prior approval of the Exchange, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares;

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or

(d)	rights, options or warrants;

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a "Special Distribution"), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Option Shares as a result of such Special Distribution.

5.3	Corporate Organization

Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in paragraphs 5.1 or 5.2;

(b)

a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities;

(c)

an arrangement or other transaction under which, among other things, the business or assets of the Company become, collectively, the business and assets of two or more companies with the same shareholder group upon the distribution to the Company's shareholders, or the exchange with the Company's shareholders, of securities of the Company, or securities of another company, or both; or

(d)	a transaction whereby all or substantially all of the Company's undertaking and assets become the property of another corporation;

(any such event being herein called a "Corporate Reorganization") the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares or if appropriate, as otherwise determined by the Board.

5.4	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Company's auditor, or, if they decline to so act, any other firm of Chartered Accountants in Vancouver, British Columbia, that the Board may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

5.5	Regulatory Approval

Any adjustment to the Option Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any one of paragraphs 5.1, 5.2 or 5.3 is subject to the approval of the Exchange and any other governmental authority having jurisdiction.

6.	MISCELLANEOUS

6.1	Right to Employment

Neither this Plan nor any of the provisions hereof shall confer upon any Optionee any right with respect to employment or continued employment with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company to terminate such employment.

6.2	Necessary Approvals

The Plan shall be effective only upon the approval of the shareholders of the Company given by way of an ordinary resolution. Any Options granted under this Plan prior to such approval shall only be exercised upon the receipt of such approval. Disinterested Shareholder Approval (as required by the Exchange) will be obtained for any reduction in the exercise price of any Option granted under this Plan if the Optionee is an Insider of the Company at the time of the proposed amendment. The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to the approval of the Exchange and any governmental authority having jurisdiction. If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Shares shall terminate and any Option Price paid by an Optionee to the Company shall be immediately refunded to the Optionee by the Company.

6.3	Administration of the Plan

The Board shall, without limitation, have full and final authority in their discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in respect of the Plan. Except as set forth in paragraph 5.4, the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

6.4	Withholding Taxes

The Company or any subsidiary of the Company may take such steps as are considered necessary or appropriate for the withholding and/or remittance of any taxes which the Company or any subsidiary of the Company is required by any law or regulation of any governmental authority whatsoever to withhold and/or remit in connection with any Option or Option exercise including, without limiting the generality of the foregoing, the withholding and/or remitting of all or any portion of any payment or the withholding of the issue of Common Shares to be issued upon the exercise of any Option until such time as the Optionee has paid to the Company or any subsidiary of the Company (in addition to the exercise price payable for the exercise of Options) the amount which the Company or subsidiary of the Company reasonably determines is required to be withheld and/or remitted with respect to such taxes.

6.5	Amendments to the Plan

The Board may from time to time, subject to applicable law and to the prior approval, if required, of the shareholders, the Exchange or any other regulatory body having authority over the Company or the Plan, suspend, terminate or discontinue the Plan at any time, or amend or revise the terms of the Plan or of any Option granted under the Plan and the Option Agreement relating thereto, provided that no such amendment, revision, suspension, termination or discontinuance shall in any manner adversely affect any Option previously granted to an Optionee under the Plan without the consent of that Optionee.

6.6	Form of Notice

A notice given to the Company shall be in writing, signed by the Optionee and delivered to the head business office of the Company.

6.7	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

6.8	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

6.9	No Assignment

No Optionee may assign any of his or her rights under the Plan or any option granted thereunder.

6.10	Rights of Optionees

An Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Unissued Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering).

6.11	Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

6.12	Governing Law

The Plan and each Option Agreement issued pursuant to the Plan shall be governed by the laws of the province of British Columbia.

6.13	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

6.14	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

Approved by the Board of Directors on May 24, 2011

Approved by the Shareholders on June 23, 2011

Approved by the Shareholders on December 13, 2012

Approved, as amended, by the Board of Directors on August 28, 2013

Approved, as amended, by the Shareholders on September 27, 2013

Approved, as amended, by the Shareholders on December 8, 2017

SCHEDULE "A"

FIRST ENERGY METALS LTD.

STOCK OPTION PLAN - OPTION AGREEMENT

[The following legend is required in respect of Options with an Option Price based on the Discounted Market Price: Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until •, 20• [four months and one day after the date of grant].]

This Option Agreement is entered into between • (the "Company") and the Optionee named below pursuant to the Company's Stock Option Plan (the "Plan"), a copy of which is attached hereto, and confirms that:

1.	on •, 20• (the "Grant Date");

2.	• (the "Optionee");

3.	was granted the option (the "Option") to purchase • Common Shares (the "Option Shares") of the Company;

4.	for the price (the "Option Price") of $• per share;

5.	which shall be exercisable immediately commencing on the Grant Date [OR set forth applicable vesting schedule];

6.	terminating on the •, 20• (the "Expiry Date");

all on the terms and subject to the conditions set out in the Plan. For greater certainty, Option Shares continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

The Optionee acknowledges that any Option Shares received by him upon exercise of the Option have not been registered under the United States Securities Act of 1933, as amended, or the Blue Sky laws of any state (collectively, the "Securities Acts"). The Optionee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Option Shares received by him or to assist him in complying with any exemption from such registration if he should at a later date wish to dispose of the Option Shares.

The Optionee acknowledges that the Optionee has had adequate opportunity to obtain advice of independent tax counsel with respect to the tax treatment of the Option.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

Acknowledgement – Personal Information

The Optionee hereby acknowledges and consents to:

(a)	the disclosure to the TSX Venture Exchange and all other regulatory authorities of all personal information of the undersigned obtained by the Company; and

(b)

the collection, use and disclosure of such personal information by the TSX Venture Exchange and all other regulatory authorities in accordance with their requirements, including the provision to third party service providers, from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the • day of •, 20•.

FIRST ENERGY METALS LTD.
Signature

Per:
Print Name		Authorized Signatory

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